Exhibit 10.17

920 Memorial City Way • Suite 300 • Houston, Texas 77024 • 713-626-8800

May 30, 2017

Strictly Private & Confidential Information

Stephen Tadlock

Dear Stephen:

I am pleased to offer* you a position with Cactus Wellhead, LLC, as Vice President of Corporate Services, based in Houston effective June 5, 2017.  In this position, you will report directly to Scott Bender, President.  Should you accept this offer*, you will be eligible for the following:

•Initial base annual salary of $250,000.00; $9,615.38 paid on a bi-weekly basis.

•Participation in our Management Incentive Program (STIP) at a 40% Target Rate.  This plan provides for annual bonus payments based on achieving the financial and operational goals of the Company, as well as personal goals to be set forth.  Payment of this plan is based on the objectives that are set by the Company.

•You are eligible for the LTIP, Long Term Incentive Plan at the rate of 50% of the base annual salary described above.  This award will have three-year vesting.  Should the company remain private and the owners sell, this award will convert to equity based upon Cadent's Q1 2017 valuation of $1 B and accrue as if the grant had been awarded for each year of service and be deemed fully vested.

•Cell phone allowance, as per company policy.

•Vehicle allowance of $1,000/month.

•Paid Time Off (PTO) is equal to twenty (20) days per calendar year (PTO includes vacation, sick and personal days).  These days will be prorated for the first year of employment and will be granted thereafter on January 1st of each year and in accordance with the PTO benefits schedule set forth in the Associate Handbook.  At the beginning of your fifth year, you will be eligible for an additional 5 days of PTO.

•Upon completion of an IPO, a stock grant award equal to $625,000.  This award will have three-year vesting.  Should the company remain private and the owners sell, this award will convert to equity based upon Cadent's Q1 2017 valuation of $1B and be deemed fully vested.

•Should the company sell or merge with another entity and this role or the role in which you are serving at the time is eliminated by the new entity you will be eligible to receive six months of severance.

You will be eligible to participate in the Health and Welfare Benefit Programs effective first of the month following date of hire, excluding Business Travel Accident & Assistance, Short-Term Disability and Long-Term Disability.  You are eligible for the Business Travel Accident & Assistance as of date of hire.  The eligibility waiting period for Short-Term Disability and Long‑Term Disability is first of the month following 180 days of active employment.

The Company offers two types of benefits: basic benefits (company-paid) and voluntary benefits (cost-shared or 100% paid by Associate):

Basic Company-Paid Benefits	Voluntary Benefits
•Life Insurance	Cost shared by Associate & Company
•Accidental Death & Dismemberment (AD&D)	•Medical (HDHP or Co-pay)
•Short and Long-Term Disability	•Health Savings Accounts (HSA)
•Business Travel Accident Insurance	•Dental
•Associate Assistance Program (EAP)	•401k (up to 5% match on Associate contributions)
100% paid by Associate
•Vision
•Supplemental Life Insurance & AD&D

*Either you or Cactus Wellhead, LLC may terminate this relationship at any time for any reason, with or without cause or notice. Nothing in or on this letter creates any contract or guarantee (whether implied or express) of employment or continued employment by Cactus Wellhead, LLC.

•Flexible Spending Accounts (FSA)
•Accident Insurance
•Critical Illness Insurance
•Legal Insurance
•Pet Insurance

Further Health and Welfare Benefit Program details will be provided upon your acceptance of this offer*. However, if you have questions regarding any of these benefits, please contact           , Employee Benefits Manager, and she will gladly elaborate on them for you. Her telephone number is           .

Cactus Wellhead, LLC Associates are employed in an at-will status both during and after the first ninety (90) day introductory period. At-will employment means that either you or Cactus Wellhead, LLC may terminate this relationship at any time for any reason, with or without cause or notice. Nothing in or on this letter creates a contract or guarantee, implied or expressed, of employment or continued employment by Cactus Wellhead, LLC.

I look forward to your acceptance of this offer*, which will remain valid for seven (7) days following the date of this letter at which time it may become null and void if your acceptance has not been received. Please indicate your acceptance by signing this letter and returning a copy to me. Please be aware that this offer is contingent upon successful completion of a drug and alcohol screen, a satisfactory criminal background investigation, a satisfactory reference check, and if position-required, successful completion of a pre-employment physical or work mobility test as required by Company policy. Additionally, this offer is contingent upon our satisfactory review of any covenants related to non-compete agreements that may be currently in force with your current employer.

On your first day, you will attend an informative new hire orientation with Human Resources at 9:00 a.m. (CST) which will include completing post-employment forms, reviewing benefit offerings, and touring the premises. You will be required to provide proof of your eligibility to work in the U.S. for Form 1-9 (immigration) purposes (such as social security card, birth certificate, passport, driver's license, work visa, etc.). If you are uncertain what type of documents are acceptable, please contact            at           .

Sincerely,

Scott Bender

President

Your signature below will acknowledge your acceptance of this Offer* of Employment.

/s/Stephen Tadlock	6/5/2017
Stephen Tadlock	Date Signed

*Either you or Cactus Wellhead, LLC may terminate this relationship at any time for any reason, with or without cause or notice. Nothing in or on this letter creates any contract or guarantee (whether implied or express) of employment or continued employment by Cactus Wellhead, LLC.